Exhibit 99.1

Cable ONE Reports First Quarter 2018 Results

May 9, 2018 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the quarter ended March 31, 2018.

First quarter 2018 highlights:

●

Net income was $40.7 million in the first quarter of 2018, an increase of 26.6% year-over-year. Adjusted EBITDA(1) was $123.2 million, an increase of 26.7% year-over-year. Net profit margin was 15.3% and Adjusted EBITDA margin(1) was 46.3%.

●

Net income and Adjusted EBITDA results for the first quarter of 2018 include NewWave Communications (“NewWave”) operations, which the Company acquired on May 1, 2017. Without the contribution from the NewWave operations, net income would have increased 17.7% year-over-year to $37.8 million and Adjusted EBITDA would have increased 7.4% to $104.4 million year-over-year. In addition, net profit margin would have been 17.4% and Adjusted EBITDA margin would have been 48.1%.

●

Net cash provided by operating activities was $94.7 million, an increase of 21.0% year-over-year. Adjusted EBITDA less capital expenditures(1) was $82.1 million, an increase of 34.0% compared to the first quarter of 2017.

●	Total revenues were $265.8 million, including a $48.6 million contribution from NewWave operations, compared to $207.4 million in the first quarter of 2017.

●

Residential data revenues increased 31.4% and business services revenues increased 39.8% year-over-year. Excluding the contribution from NewWave operations, residential data revenues increased 10.7% and business services revenues increased 12.3% compared to the first quarter of 2017.

(1) Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Metrics.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

First Quarter 2018 Financial Results Compared to First Quarter 2017

Revenues increased $58.3 million, or 28.1%, to $265.8 million for the first quarter of 2018 due primarily to $48.6 million in revenues attributable to the NewWave operations. For the first quarter of 2018 and 2017, residential data revenues comprised 44.6% and 43.5% of total revenues and business services revenues comprised 14.2% and 13.0% of total revenues, respectively. Excluding the $48.6 million contribution from NewWave operations in the first quarter of 2018, revenues increased to $217.1 million from $207.4 million in the prior year quarter.

Operating expenses (excluding depreciation and amortization) were $94.7 million in the first quarter of 2018 and increased $25.7 million, or 37.1%, compared to the first quarter of 2017. Operating expenses as a percentage of revenues were 35.6% for the first quarter of 2018 compared to 33.3% for the year-ago quarter. Additional operating expenses attributable to the NewWave operations were $24.3 million for the first quarter of 2018. The remaining increase was due primarily to higher repairs and maintenance costs of $0.8 million, group insurance costs of $0.3 million and contract labor costs of $0.3 million. Excluding the impact of the NewWave operations, operating expenses would have been $70.4 million in the first quarter of 2018, an increase of $1.4 million, or 2.0%, compared to the first quarter of 2017. Operating expenses as a percentage of revenues, excluding the impact of the NewWave operations, would have been 32.4% in the first quarter of 2018 compared to 33.3% in the first quarter of 2017.

Selling, general and administrative expenses were $51.0 million for the first quarter of 2018 and increased $4.6 million, or 9.8%, compared to the first quarter of 2017. Selling, general and administrative expenses as a percentage of revenues were 19.2% and 22.4% for the first quarter of 2018 and 2017, respectively. Additional selling, general and administrative expenses attributable to the NewWave operations were $6.4 million for the first quarter of 2018. Excluding the incremental expenses associated with the NewWave operations, selling, general and administrative expenses would have decreased $1.9 million, or 4.0%, to $44.5 million due to $1.5 million of acquisition-related costs and $1.3 million of severance costs incurred in the first quarter of 2017 that did not recur in 2018, partially offset by a $0.9 million increase in group insurance costs. Selling, general and administrative expenses as a percentage of revenues, excluding the impact of the NewWave operations, would have been 20.5% in the first quarter of 2018 compared to 22.4% in the first quarter of 2017.

Depreciation and amortization expense was $48.8 million for the first quarter of 2018 and increased $9.2 million, or 23.4%, compared to the first quarter of 2017. The increase was due primarily to new assets placed in service since the first quarter of 2017, including property, plant and equipment and finite-lived intangible assets acquired as part of the NewWave acquisition, partially offset by assets that became fully depreciated since the first quarter of 2017. Depreciation and amortization expense related to the NewWave operations was $12.5 million for the first quarter of 2018. As a percentage of revenues, depreciation and amortization expense was 18.4% for the first quarter of 2018 compared to 19.1% for the first quarter of 2017.

We recognized a $6.6 million net loss on disposal of assets during the first quarter of 2018. In the first quarter of 2017, we recognized a $6.1 million net gain on disposal of assets, which primarily related to the sale of a non-operating property.

Interest expense increased $7.1 million, or 93.6%, to $14.7 million due primarily to additional outstanding debt that was incurred in the second quarter of 2017 to finance the NewWave acquisition.

Income tax provision decreased $9.2 million, or 48.3%, to $9.9 million in the first quarter of 2018, primarily as a result of the 2017 Federal tax reform legislation.

Net income increased $8.5 million, or 26.6%, to $40.7 million in the first quarter of 2018 compared to $32.1 million in the prior year quarter. Excluding the NewWave operations, net income would have been $37.8 million for the first quarter of 2018.

Adjusted EBITDA was $123.2 million and $97.2 million for the first quarter of 2018 and 2017, respectively. The year-over-year Adjusted EBITDA growth of 26.7% includes the positive impact of the NewWave operations. Without the contribution from NewWave operations, Adjusted EBITDA would have been $104.4 million and year-over-year Adjusted EBITDA growth would have been 7.4% for the first quarter of 2018.

Capital expenditures totaled $41.0 million and $35.9 million for the first quarter of 2018 and 2017, respectively. Adjusted EBITDA less capital expenditures for the first quarter of 2018 was $82.1 million, an increase of $20.8 million, or 34.0%, from the prior year quarter. Excluding the NewWave operations, capital expenditures would have been $34.3 million for the first quarter of 2018.

Liquidity and Capital Resources

At March 31, 2018, the Company had $185.5 million of cash and cash equivalents on hand, compared to $161.8 million at December 31, 2017. The Company’s debt balance was $1.2 billion at both March 31, 2018 and December 31, 2017. The Company also had $196.9 million available for borrowing under its revolving credit facility as of March 31, 2018.

Conference Call

Cable ONE will host a conference call with the financial community to discuss results for the first quarter of 2018 on Wednesday, May 9, 2018, at 11 a.m. Eastern Time (ET).

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10119518. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 11 a.m. ET.

A replay of the call will be available from Wednesday, May 9, 2018, until Wednesday, May 23, 2018, on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable ONE should consult our website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, and Adjusted EBITDA margin is reconciled to net profit margin, in the “Reconciliations of Non-GAAP Measures” tables within this press release. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on disposal of assets, billing system conversion costs, other (income) expense and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, deferred income taxes and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculation under the Company’s credit facilities and outstanding 5.75% senior unsecured notes due 2022 to determine compliance with the covenants contained in the facilities and ability to take certain actions under the indenture governing the notes. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

About Cable ONE

Cable ONE (NYSE: CABO) is among the 10 largest cable companies in the United States and a leading broadband communications provider. Serving residential and business customers in 21 states, Cable ONE provides consumers with a wide array of communications and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Cable ONE Business provides scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Contacts:

Trish Niemann	Kevin Coyle
Corporate Communications Director	Chief Financial Officer
602-364-6372	602-364-6505

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business and financial results. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	uncertainties as to our ability and the amount of time necessary to realize the expected synergies and other benefits of the acquisition of NewWave;
●	our ability to integrate NewWave’s operations into our own in an efficient and effective manner;
●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;
●	our ability to continue to grow our business services product;
●	increases in programming costs and retransmission fees;
●	our ability to obtain hardware, software and operational support from vendors;
●	the effects of any new significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	our failure to obtain necessary intellectual and proprietary rights to operate our business and the risk of intellectual property claims and litigation against us;
●	our ability to retain key employees;
●	changing and additional regulation of our data, video and voice services, including legislative and regulatory efforts to impose new legal requirements on our data services;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local government franchising authority and broadcast carriage regulations;
●	the potential adverse effect of our indebtedness on our business, financial condition or results of operations and cash flows;
●	the possibility that interest rates will rise, causing our obligations to service our variable rate indebtedness to increase significantly;
●	our ability to incur future indebtedness;
●	fluctuations in our stock price;
●	our ability to continue to pay dividends;
●	dilution from equity awards and potential stock issuances in connection with acquisitions;
●	provisions in our charter, by-laws and Delaware law that could discourage takeovers;
●	changes in our estimates of the impact of the 2017 Federal tax reform legislation;
●	changes in GAAP or other applicable accounting policies; and
●	the other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K as filed with the SEC.

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
(dollars in thousands, except per share and share data)	2018	2017	$ Change	% Change
Revenues
Residential data	$118,487	$90,201	$28,286	31.4%
Residential video	88,757	72,454	16,303	22.5%
Residential voice	10,671	9,867	804	8.1%
Business services	37,691	26,968	10,723	39.8%
Advertising sales	5,241	5,622	(381)	(6.8)%
Other	4,914	2,322	2,592	111.6%
Total Revenues	265,761	207,434	58,327	28.1%
Costs and Expenses
Operating (excluding depreciation and amortization)	94,739	69,083	25,656	37.1%
Selling, general and administrative	50,949	46,385	4,564	9.8%
Depreciation and amortization	48,778	39,536	9,242	23.4%
(Gain) loss on disposal of assets, net	6,634	(6,146)	12,780	(207.9)%
Total costs and expenses	201,100	148,858	52,242	35.1%
Income from operations	64,661	58,576	6,085	10.4%
Interest expense	(14,723)	(7,606)	(7,117)	93.6%
Other income (expense), net	617	287	330	115.0%
Income before income taxes	50,555	51,257	(702)	(1.4)%
Income tax provision	9,902	19,144	(9,242)	(48.3)%
Net income	$40,653	$32,113	$8,540	26.6%

Net income per common share:
Basic	$7.13	$5.66	$1.47	26.0%
Diluted	$7.08	$5.60	$1.48	26.4%
Weighted average common shares outstanding:
Basic	5,702,539	5,671,838
Diluted	5,742,648	5,730,901

Other comprehensive gain (loss), net of tax	$1	$2	$(1)	(50.0)%
Comprehensive income	$40,654	$32,115	$8,539	26.6%

Dividends declared per common share	$1.75	$1.50

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except par value and share data)	March 31, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$185,493	$161,752
Accounts receivable, net	25,477	29,930
Income taxes receivable	16,782	21,331
Prepaid and other current assets	19,474	10,898
Total Current Assets	247,226	223,911
Property, plant and equipment, net	820,009	831,892
Intangibles, net	962,933	965,745
Goodwill	172,129	172,129
Other assets	11,489	10,955
Total Assets	$2,213,786	$2,204,632

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$98,379	$117,855
Deferred revenue	17,780	15,008
Current portion of long-term debt	15,938	14,375
Total Current Liabilities	132,097	147,238
Long-term debt	1,157,273	1,160,682
Deferred income taxes	212,864	207,154
Other liabilities	11,642	13,111
Total Liabilities	1,513,876	1,528,185

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 5,887,899 shares issued; and 5,732,441 and 5,731,442 shares outstanding as of March 31, 2018 and December 31, 2017, respectively)	59	59
Additional paid-in capital	30,750	28,412
Retained earnings	759,004	728,386
Accumulated other comprehensive loss	(351)	(352)
Treasury stock, at cost (155,458 and 156,457 shares held as of March 31, 2018 and December 31, 2017, respectively)	(89,552)	(80,058)
Total Stockholders' Equity	699,910	676,447
Total Liabilities and Stockholders' Equity	$2,213,786	$2,204,632

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

		Three Months Ended March 31,
(dollars in thousands)		2018	2017	$ Change	% Change
Net income (1)		$40,653	$32,113	$8,540	26.6%

Net profit margin		15.3%	15.5%

Plus:	Interest expense	14,723	7,606	7,117	93.6%
	Income tax provision	9,902	19,144	(9,242)	(48.3)%
	Depreciation and amortization	48,778	39,536	9,242	23.4%
	Equity-based compensation	2,338	2,427	(89)	(3.7)%
	Severance expense	-	1,254	(1,254)	(100.0)%
	(Gain) loss on deferred compensation	(84)	90	(174)	(193.3)%
	Acquisition-related costs	-	1,482	(1,482)	(100.0)%
	(Gain) loss on disposal of assets, net	6,634	(6,146)	12,780	(207.9)%
	Billing system conversion costs	840	-	840	NM
	Other (income) expense, net	(617)	(287)	(330)	115.0%
Adjusted EBITDA (1)		$123,167	$97,219	$25,948	26.7%

Adjusted EBITDA margin		46.3%	46.9%

Less:	Capital expenditures (1)	41,019	35,917	5,102	14.2%
Adjusted EBITDA less capital expenditures		$82,148	$61,302	$20,846	34.0%

NM = Not meaningful.
(1)

Net income, Adjusted EBITDA and capital expenditures results for the first quarter of 2018 include NewWave operations. Without the contribution from NewWave operations, net income for the first quarter of 2018 would have increased 17.7% to $37.8 million, Adjusted EBITDA would have increased 7.4% to $104.4 million and capital expenditures would have been $34.3 million.

	Three Months Ended March 31,
(dollars in thousands)	2018	2017	$ Change	% Change
Net cash provided by operating activities	$94,692	$78,260	$16,432	21.0%
Capital expenditures	(41,019)	(35,917)	(5,102)	14.2%
Interest expense	14,723	7,606	7,117	93.6%
Amortization of debt issuance cost	(970)	(400)	(570)	142.5%
Income tax provision	9,902	19,144	(9,242)	(48.3)%
Changes in operating assets and liabilities	10,391	(10,133)	20,524	(202.5)%
Change in deferred income taxes	(5,710)	203	(5,913)	NM
(Gain) loss on deferred compensation	(84)	90	(174)	(193.3)%
Acquisition-related costs	-	1,482	(1,482)	(100.0)%
Severance expense	-	1,254	(1,254)	(100.0)%
Billing system conversion costs	840	-	840	NM
Other (income) expense, net	(617)	(287)	(330)	115.0%
Adjusted EBITDA less capital expenditures	$82,148	$61,302	$20,846	34.0%

NM = Not meaningful.

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of March 31,				Year-Over-Year
	2018			2017	% Change
	Legacy CABO	NewWave	Combined	Legacy CABO	Legacy CABO	Combined
Homes Passed	1,626,112 (1)	452,231	2,078,343	1,674,919	(2.9)%	24.1%

Total Customers	655,319	145,817	801,136	660,968	(0.9)%	21.2%
Non-video	381,877	70,111	451,988	353,205	8.1%	28.0%
Percent of total	58.3%	48.1%	56.4%	53.4%

Residential Customers	599,006	134,570	733,576	608,515	(1.6)%	20.6%

Data PSUs	482,251	109,811	592,062	477,439	1.0%	24.0%
Video PSUs	260,686	73,349	334,035	293,726	(11.2)%	13.7%
Voice PSUs	85,644	20,964	106,608	94,741	(9.6)%	12.5%
Total residential PSUs	828,581	204,124	1,032,705	865,906	(4.3)%	19.3%

Business Customers	56,313	11,247	67,560	52,453	7.4%	28.8%

Data PSUs	49,976	9,512	59,488	45,888	8.9%	29.6%
Video PSUs	12,756	4,083	16,839	13,461	(5.2)%	25.1%
Voice PSUs	20,351	4,961	25,312	18,627	9.3%	35.9%
Total business PSUs	83,083	18,556	101,639	77,976	6.5%	30.3%

Penetration
Data	32.7%	26.4%	31.3%	31.2%	1.5%	0.1%
Video	16.8%	17.1%	16.9%	18.3%	(1.5)%	(1.4)%
Voice	6.5%	5.7%	6.3%	6.8%	(0.3)%	(0.5)%

Share of First Quarter Revenues
Residential data	46.0%	38.4%	44.6%	43.5%	2.5%	1.1%
Business services	13.9%	15.2%	14.2%	13.0%	0.9%	1.2%
Total	59.9%	53.6%	58.8%	56.5%	3.4%	2.3%

ARPU - First Quarter
Residential data (2)	$69.45	$56.88	$67.12	$63.53	9.3%	5.7%
Residential video (2)	$87.25	$85.74	$86.92	$80.47	8.4%	8.0%
Residential voice (2)	$34.44	$26.29	$32.84	$34.18	0.8%	(3.9)%
Business services (3)	$180.79	$220.32	$187.40	$172.87	4.6%	8.4%

Number of Employees	1,803	481	2,284	1,881	(4.1)%	21.4%

(1)

Homes passed represents the number of residential and business serviceable addresses within our footprint. During the first quarter of 2018, the number of Legacy CABO homes passed was reduced by approximately 74,000 to adjust for duplicate and non-serviceable addresses.

(2)

Average monthly revenue per unit values represent the applicable quarterly residential service revenues divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three.

(3)

Average monthly revenue per unit values represent quarterly business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three.